Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-91141, 333-54118, 333-74920) and Form S-3 (Nos. 333-59224, 333-68446) of Plains All American Pipeline L.P. of our report dated March 5, 2003, relating to the balance sheet of Plains AAP, L.P., which appears in this Form 8-K.

PricewaterhouseCoopers LLP

Houston, Texas

March 5, 2003